As filed with the Securities and Exchange Commission on March 4, 2010
Registration No. 333-123245

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________
QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2675371
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
35 East Wacker Drive
11th Floor
Chicago, Illinois 60601
(Address of Principal Executive Offices) (Zip Code)
S. Theis Rice
Vice President and Secretary
Quixote Corporation
c/o Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207
(214) 631-4420
(Name, address and telephone number,
including area code, of agent for service)

With a copy to:
Mary R. Korby
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7700
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Quixote Corporation, a Delaware corporation (the “Company”), removes from registration all securities of the Company, registered under the Registration Statement on Form S-3 (Registration Number 333-123245) filed by the Company on March 10, 2005 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of (i) $40,000,000 of the Company’s 7% Convertible Senior Subordinated Notes due 2025 (the “Notes”) and (ii) 1,621,622 shares of common stock, $0.01 2/3 par value per share, into which the Notes are convertible, and preferred stock purchase rights related to the common stock.
     On December 30, 2009, the Company entered into an Agreement and Plan of Merger with Trinity Industries, Inc., a Delaware corporation (“Parent”), and THP Merger Co., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 1:43 p.m., Eastern Time, on February 5, 2010 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of common stock (including the related preferred stock purchase rights) issued and outstanding immediately prior to the Merger was cancelled and (other than shares held in the treasury of the Company or by the Company’s subsidiaries, Parent or Purchaser or shares with respect to which appraisal rights are properly exercised under Delaware law) converted into the right to receive $6.38 per share in cash, without interest and less any applicable withholding taxes.
     On March 3, 2010, all of the outstanding Notes were redeemed by the Company (the “Redemption”). As a result of the Merger and the Redemption, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 4th day of March, 2010.

QUIXOTE CORPORATION
By:	/s/ S. Theis Rice
S. Theis Rice
Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 4, 2010	/s/ Mark Stiles
Mark Stiles
President
(principal executive officer)
Date: March 4, 2010	/s/ James E. Perry
James E. Perry
Vice President, Treasurer and Assistant Secretary
(principal financial and accounting officer)
Date: March 4, 2010	/s/ S. Theis Rice
S. Theis Rice
Director

Date: March 4, 2010	/s/ Timothy R. Wallace
Timothy R. Wallace
Director

Date: March 4, 2010	/s/ William A. McWhirter, II
William A. McWhirter, II
Director